Exhibit 4.2

INVESTORS' RIGHTS AGREEMENT

THIS INVESTORS' RIGHTS AGREEMENT is made as of the 10th day of April, 2007, by and among SRS Energy, Inc., a Delaware corporation (the "Company"), and the parties listed on Schedule A hereto each of which such parties is herein referred to as a "Holder."

RECITALS

WHEREAS, the Company and the certain Holders (the “Investors”) are parties to the Series A Debenture Purchase Agreement of even date herewith (the "Series A Agreement");

WHEREAS, immediately following the Closing (as defined in the Series A Agreement) the Company desires to consummate a merger (the “Merger”) with SRS Acquisition Corp. pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of March 14, 2007 (the “Merger Agreement”); and

WHEREAS, in order to induce the Investors to invest funds in the Company pursuant to the Series A Agreement and to induce the stakeholders of the parent corporation of SRS Acquisition Corp. that are Holders to effect the Merger, the Company hereby agrees to cause the Company to register the shares of Common Stock issued or issuable to the Holders as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.           Registration Requirement. The Company covenants and agrees as follows:

1.1           Definitions. For purposes of this Section I:

(a)           The term "Act" means the Securities Act of 1933, as amended.

(b)           The term “Common Stock” shall mean the shares of common stock, $0.001 per value per share of the Company.

(c)           The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d)           The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof.

(e)           The term" 1934 Act" means the Securities Exchange Act of 1934, as amended.

(f)           The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

(g)           The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Debentures issued to investors pursuant to that certain Debenture Purchase Agreement, (ii) the Common Stock issuable or issued to any holder of piggyback registration rights granted by the Company that by virtue of such rights are to be registered hereunder; and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which the rights under this Section 1 are not assigned.

(h)           The number of shares of "Registrable Securities" outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(i)           The term "SEC" shall mean the Securities and Exchange Commission.

1.2           Registration.  Within sixty days of the date of the Closing as such is defined in the Series A Agreement the Company shall file a Registration Statement under the Act covering the registration of the Registrable Securities and use all reasonable best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities.

1.3           Obligations of the Company. The Company shall keep each Holder reasonably advised as to the filing and effectiveness of the Registration Statement contemplated hereunder. At its expense, the Company shall, as expeditiously as reasonably possible:

(a)           prepare and file with the SEC with respect to the Registrable Securities, a Registration Statement on Form SB-2, or any other form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof (the “Registration Statement”), and use all reasonable efforts to cause such Registration Statement to become and remain effective for a period of two years or for such shorter period ending on the earlier to occur of (i) the sale of all Registrable Securities and (ii) the availability of Rule 144(k) for the Holders to sell the Registrable Securities (in either case, the “Effectiveness Period”);

(b)           if the Registration Statement is subject to review by the SEC, promptly respond to all comments and diligently pursue resolution of any comments to the satisfaction of the SEC;

(c)           prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective during the Effectiveness Period;

(d)           furnish without charge to each Holder such numbers of copies of a the Registration Statement and prospectus, including a preliminary prospectus, any exhibits to the Registration Statement, amendments and supplements, as such Holder may reasonably request, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(e)           use all reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f)           as promptly as practicable after becoming aware of such event, notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and the Company shall promptly thereafter prepare and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances then existing;

(g)           comply, and continue to comply, during the Effectiveness Period, in all material respects with the Act and the 1934 Act and with all applicable rules and regulations of the SEC;

(h)           as promptly as practicable after becoming aware of such event, notify each Holder of Registrable Securities being offered or sold pursuant to the Registration Statement of the issuance by the SEC of any stop order or other suspension of effectiveness of the Registration Statement;

(i)           use its reasonable efforts to cause all the Registrable Securities covered by the Registration Statement to be quoted on the NASD OTC Bulletin Board;

(j)           during the Effectiveness Period, refrain from bidding for or purchasing any Common Stock or any right to purchase Common Stock or attempting to induce any person to purchase any such security or right if such bid, purchase or attempt would in any way limit the right of the Holders to sell Registrable Securities by reason of the limitations set forth in Regulation M under the 1934 Act; and

(k)           provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.4           Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications under this Agreement, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

1.5           Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.6           Default, Penalty.  For purposes of this Agreement an Event of Default shall occur if the Registration is not effective on or before the date that is 120 days from the date of Closing for any reason other than actions attributable to an Investor (provided such date shall be extended to 180 days after the date of Closing if the SEC elects to review the Registration Statement filed by the Company, and further provided that if the Company diligently pursues using all reasonable best efforts, as reasonably determined by the auditor, to complete an audit of its financial statements and such audit is not completed within 60 days of the date hereof, such period to complete the audit in excess of 60 days shall be added to the time periods set forth in this paragraph.)

If an Event of Default occurs, each Holder (so long as such Holder has complied with its obligations hereunder and under any agreement it may have with the Company with respect to the Common Stock of the Company) shall be entitled to be issued Warrants to purchase shares of Common Stock at an exercise price of $0.01 per share and in an amount equal to 1% of the number of Registrable Securities owned (on an as-if converted basis) by such Holder per month (prorated for partial months) that such Default continues uncured.

1.7           Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Section 1:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Common Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) and expenses to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the- shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l. 9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.9(b) exceed the gross proceeds from the offering received by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)           If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)           The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Section I, and otherwise.

1.8           "Market Stand-Off" Agreement. Each of the persons listed on Schedule 1.10 hereto and the Company, with respect to shares issuable under the Company’s 2007 Stock Option Plan, hereby agrees that it will not, during the period commencing on the date of the final prospectus relating to the Company's Registration hereunder and ending 180 days thereafter, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the such person or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares or securities of every person subject to the foregoing restriction until the end of such period.

2.           Covenants of the Company.

2.1           Delivery of Financial Statements. The Company shall deliver to each Investor:

(a)           as soon as practicable, but, in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

(c)           within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

(d)           as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; provided that, all such budgets and business plans shall be subject to the review and approval of the Investors, with such approval not to be unreasonably withheld, delayed or conditioned, and, further provided, that in the event the Investors and the Company cannot reach agreement, the subject budget or business plan as proposed will be automatically implemented in the event it varies by no more than ten percent (10%), plus or minus, from the immediately preceding budget or plan, as the case may be;

(e)           with respect to the financial statements called for in subsections (b)and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(f)           such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2           Inspection. The Company shall permit each Investor, at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3           Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a Registration Statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4           Rule 144. For a period of at least 24 months following the Closing Date, the Company will use its reasonable best efforts to timely file all reports required to be filed by the Company after the date hereof under the Act and the 1934 Act and the rules and regulations adopted by the SEC thereunder, and if the Company is not required to file reports pursuant to such sections, it will prepare and furnish to the Holders and make publicly available in accordance with Rule 144(c) such information as is required for the Holders to sell shares of Common Stock under Rule 144.

2.5           Termination of Certain Covenants. The covenants set forth in Sections 2.4, and 2.5 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act.

3.           Miscellaneous.

3.1           Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Missouri as applied to agreements among Missouri residents entered into and to be performed entirely within Missouri.

3.3           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

3.6           Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief-to which such party may be entitled.

3.7           Entire Agreement: Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities; provided, however, that in the event that such amendment or waiver adversely affects the obligations and/or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority in interest of the Common Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company.

3.8           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9           Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10           Independent Nature of Each Holder’s Obligations and Rights.  The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and each Holder shall not be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein and no action taken by any Holder pursuant hereto, shall be deemed to constitute such Holders as a partnership, an association, a joint venture, or any other kind of entity or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

3.11           Edward Hennessey Salary:  The Company shall pay Edward Hennessey a salary as set forth on Schedule B of that Series A Debenture Purchase Agreement dated as of the date hereof by and among the parties hereof.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

SRS ENERGY, INC.

By:
Name:
Title:

HOLDERS:

IS INVESTMENTS

By:
Name:
Title:

TRINITY ENTERPRISES, L.L.C.

By:
Name:
Title:

LEGGWEAR INTERNATIONAL, LTD.

By:
Name:
Title:

PADSTOW ESTATES, INC.

By:
Name:
Title:

ANAHUAC MANAGEMENT, INC.

By:
Name:
Title:

JAMES KARL

GARY SLAY

JEFF SLAY

JILL GARLICH

JOHN A. CAITO

GLEN T. SLAY

AGEST, INC.

By:

Mike McMahon

Schedule A
Schedule of Investors

Investor	Debenture Amount	Common Shares Initially Issuable on Conversion

IS Investments	$100,000.00	666,667
Leggwear International, Ltd.	$100,000.00	666,667
Trinity Enterprises, L.L.C.	$250,000.00	1,666,667
Padstow Estates, Inc.	$250,000.00	1,666,667
Anahuac Management, Inc.	$200,000.00	1,333,333
Agest, Inc.	$150,000.00	1,000,000
James Karl	$20,000.00	133,333
Gary Slay	$30,000.00	200,000
Jeff Slay	$30,000.00	200,000
Jill Garlich	$30,000.00	200,000
Michael McMahon	$15,000.00	100,000
John A. Caito	$10,000.00	66,667
Glen T. Slay	$215,000.00	1,433,333

SCHEDULE 1.10